Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2017	2016	2017	2016
	($ in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,576	$1,504	$6,357	$6,182
Intermodal	667	583	2,452	2,218
Coal	426	403	1,742	1,488
Total railway operating revenues	2,669	2,490	10,551	9,888

Railway operating expenses
Compensation and benefits	714	662	2,915	2,743
Purchased services and rents	268	399	1,414	1,548
Fuel	239	194	840	698
Depreciation	267	259	1,055	1,026
Materials and other	167	215	741	799

Total railway operating expenses	1,655	1,729	6,965	6,814

Income from railway operations	1,014	761	3,586	3,074

Other income – net	13	22	92	71
Interest expense on debt	134	142	550	563

Income before income taxes	893	641	3,128	2,582

Income taxes
Current	3	175	583	687
Deferred	(3,078)	50	(2,859)	227
Total income taxes	(3,075)	225	(2,276)	914

Net income	$3,968	$416	$5,404	$1,668

Earnings per share
Basic	$13.91	$1.43	$18.76	$5.66
Diluted	13.79	1.42	18.61	5.62

Weighted average shares outstanding
Basic	285.1	291.2	287.9	293.9
Diluted	287.8	293.7	290.3	296.0

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Fourth Quarter		Years Ended December 31,
	2017	2016	2017	2016
	($ in millions)

Net income	$3,968	$416	$5,404	$1,668
Other comprehensive income (loss), before tax:
Pension and other postretirement benefits	134	(94)	155	(74)
Other comprehensive income of
equity investees	20	5	19	5

Other comprehensive income (loss), before tax	154	(89)	174	(69)
Income tax benefit (expense) related to items of
other comprehensive income (loss)	(35)	35	(43)	27

Other comprehensive income (loss), net of tax	119	(54)	131	(42)

Total comprehensive income	$4,087	$362	$5,535	$1,626

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	At December 31,
	2017	2016
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$690	$956
Accounts receivable – net	955	945
Materials and supplies	222	257
Other current assets	282	133
Total current assets	2,149	2,291

Investments	2,981	2,777
Properties less accumulated depreciation of $11,909 and
$11,737, respectively	30,330	29,751
Other assets	251	73

Total assets	$35,711	$34,892

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,401	$1,215
Short-term debt	100	100
Income and other taxes	211	245
Other current liabilities	233	229
Current maturities of long-term debt	600	550
Total current liabilities	2,545	2,339

Long-term debt	9,136	9,562
Other liabilities	1,347	1,442
Deferred income taxes	6,324	9,140
Total liabilities	19,352	22,483

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 284,157,187 and 290,417,610 shares,
respectively, net of treasury shares	285	292
Additional paid-in capital	2,254	2,179
Accumulated other comprehensive loss	(356)	(487)
Retained income	14,176	10,425

Total stockholders’ equity	16,359	12,409

Total liabilities and stockholders’ equity	$35,711	$34,892

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
	2017	2016
	($ in millions)
Cash flows from operating activities
Net income	$5,404	$1,668
Reconciliation of net income to net cash provided by operating activities:
Depreciation	1,059	1,030
Deferred income taxes	(2,859)	227
Gains and losses on properties	(92)	(46)
Changes in assets and liabilities affecting operations:
Accounts receivable	(41)	23
Materials and supplies	35	42
Other current assets	(71)	82
Current liabilities other than debt	135	158
Other – net	(317)	(150)

Net cash provided by operating activities	3,253	3,034

Cash flows from investing activities
Property additions	(1,723)	(1,887)
Property sales and other transactions	202	130
Investment purchases	(7)	(123)
Investment sales and other transactions	47	48

Net cash used in investing activities	(1,481)	(1,832)

Cash flows from financing activities
Dividends	(703)	(695)
Common stock transactions	89	57
Purchase and retirement of common stock	(1,012)	(803)
Proceeds from borrowings – net of issuance costs	290	694
Debt repayments	(702)	(600)

Net cash used in financing activities	(2,038)	(1,347)

Net decrease in cash and cash equivalents	(266)	(145)

Cash and cash equivalents
At beginning of year	956	1,101

At end of year	$690	$956

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$528	$543
Income taxes (net of refunds)	705	593

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.    Tax Reform
As a result of the enactment of tax reform, “Purchased services and rents” includes a $151 million benefit and “Total income taxes” includes a $3,331 million benefit which added $3,482 million to “Net income.” This increased “Earnings per share - basic” by $12.21 and $12.10 in the fourth quarter and for the year 2017, respectively, and “Earnings per share - diluted” by $12.10 and $12.00 in the fourth quarter 2017 and for the year 2017, respectively.

2.    Stock Repurchase Program
We repurchased and retired 8.2 million and 9.2 million shares of common stock under our stock repurchase program in 2017 and 2016, respectively, at a cost of $1.0 billion and $803 million, respectively. Since the beginning of 2006, we have repurchased and retired 168.5 million shares at a total cost of $11.3 billion.